UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 19, 2017

uniQure N.V.

(Exact Name of Registrant as Specified in Charter)

The Netherlands	001-36294	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Paasheuvelweg 25a, 1105 BP Amsterdam, The Netherlands	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +31-20-566-7394

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

On April 17, 2017, uniQure biopharma B.V, a subsidiary of uniQure N.V. (uniQure biopharma B.V. and uniQure N.V. together being the “Company”), entered into an Assignment and License Agreement with Professor Paolo Simioni (“Dr. Simioni”) (the “Padua Assignment”). Pursuant to the Padua Assignment, the Company acquired from Dr. Simioni all right, title and interest in a patent family covering the variant of the Factor IX gene, carrying an R338L mutation (“Padua IP”).  Under the Padua Assignment, certain know-how included in the Padua IP has also been licensed to the Company. The Company will provide Dr. Simioni with an initial license fee and reimbursement of past expenses, as well as payments that may come due upon the achievement of certain milestone events related to the development of the Padua IP, which payments in the aggregate may be up to €8,100,000 and may also include royalties on a percentage of certain revenues. The Company has granted a license back of the Padua IP to Dr. Simioni for any therapeutic or diagnostic use (other than in connection with gene therapy) and for non-commercial research purposes.  The Company has agreed to indemnify Dr. Simioni for claims arising from the Company’s research, development, manufacture or commercialization of any product making use of the Padua IP, subject to certain conditions.  The Padua Assignment will remain in effect, unless otherwise terminated pursuant to the terms of the Padua Assignment, until the later of (i) the expiration date of the last of the patents within the Padua IP and (ii) the expiration of the payments obligations under the Padua Assignment.

Dr. Simioni, a renowned hemophilia expert at the University of Padua, Italy, is widely recognized as the first to identify this mutant. Professor Simioni filed a PCT application on September 15, 2009, and patent applications are pending in the United States, Europe, and Canada. The U.S. Patent and Trademark Office issued U.S. Patent 9,249,405 on February 2, 2016, which includes claims directed to Factor IX protein with a leucine at the R338 position of the protein sequence, nucleic acid sequences coding for this protein, and therapeutic applications, including gene therapy. Additional fast track divisional patent applications have also been filed in the United States and in Europe that would further strengthen the Company’s intellectual property position. Dr. Simioni is serving as advisor and consultant to the Company for the development of therapeutic products using his invention of FIX-Padua. He will assist in the Company’s discussions with regulators, investigators, and key opinion leaders throughout the clinical development of AMT-061.

As a result of the further developments discussed below, the Company has concluded that the Padua Assignment has become a material definitive agreement of the Company. On October 19, 2017, the Company announced via press release the Padua Assignment and acquisition of the Padua IP.

The Padua Assignment is filed herewith as an exhibit to this Form 8-K and confidential treatment has been requested for certain information contained in the license (indicated by double asterisks within the exhibit) and such information has been omitted and filed separately with the SEC. The press releases announcing the acquisition of the Padua variant of Factor IX is being furnished herewith as an exhibit to this Form 8-K and shall not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it deemed incorporated by reference into any registration statements or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events

On October 19, 2017, the Company announced significant progress with its hemophilia B gene therapy program. The Company announced that following multi-disciplinary meetings with the U.S. Food and Drug Administration (“FDA”) and the European Medicines Agency (“EMA”), the Company plans to expeditiously advance AMT-061, which combines an AAV5 vector with the FIX-Padua mutant, into a pivotal study in 2018 for patients with severe and moderately severe hemophilia B.

AMT-061 and AMT-060, the latter of which has been tested in 10 patients in an ongoing Phase I/II clinical trial, are identical in structure apart from two nucleotide substitutions in the coding sequence for FIX.  The gene variant, referred to as FIX-Padua, expresses a protein with a single amino acid substitution that has been reported in multiple preclinical and nonclinical studies to provide an approximate 8 to 9-fold increase in FIX activity compared to the wild-type FIX protein. All other critical quality attributes of AMT-061 are expected to be comparable to those of AMT-060, as AMT-061 utilizes the same AAV5 capsid and proprietary insect cell-based manufacturing platform.

Clinical and Regulatory Pathway for AMT-061

•                                          The FDA has agreed that AMT-061 will be included under the existing Breakthrough Therapy designation and Investigational New Drug (“IND”) for AMT-060. The EMA also has agreed that AMT-061 will be included under the current PRIME designation.

•                                          The Company achieved general agreement with the FDA and EMA on the proposed pivotal trial plan for AMT-061. The study is expected to be an open-label, single-dose, multi-center, multi-national trial investigating the efficacy and safety of AMT-061 administered to adult patients with severe or moderately severe hemophilia B. The primary objective of the trial is to evaluate AMT-061 for prevention of bleedings. Secondary objectives include additional efficacy and safety aspects. Patients will serve as their own control, with a baseline established during a six-month observational lead-in phase prior to treatment with AMT-061.

•                                          Concurrent with the start of the six-month lead-in phase of the pivotal study, a short dose-confirmation study is expected to begin in the third quarter of 2018. Three patients will receive a single intravenous (“IV”) dose of AMT-061 at 2 x 1013 gc/kg and will be evaluated for a period of approximately six weeks to assess FIX activity levels and confirm the dose.  Each patient will continue to be followed longer term, and no lead-in phase is required for the dose confirmation study.

AMT-061 Nonclinical Data Demonstrate Tolerability and Substantial Increases in FIX Activity

•                                          A Good Laboratory Practices (“GLP”), nonclinical study of AMT-061 has been performed in non-human primates at four different dose levels up to a dose of 9 x 1013 gc/kg. The purpose of this study was to compare AMT-061 to AMT-060 with respect to liver transduction, circulating FIX protein levels, circulating FIX activity levels and toxicity, after a single intravenous dose with 13- or 26-week observation periods.

•                                          Data from the study demonstrated a strong correlation between dose and human FIX (“hFIX”) expression levels, as well as biological activity of the expressed hFIX protein.  At equal doses, circulating vector DNA plasma levels, liver distribution, liver cell transduction and hFIX protein expression were comparable for both AMT-060 and AMT-061.  Additionally, AMT-061 demonstrated substantial increases in hFIX clotting activity compared to AMT-060, consistent with those previously reported for FIX-Padua.

•                                          Based on a statistical analysis of the AMT-061 and AMT-060 non-human primate data, as well as the clinical data from the Phase I/II trial of AMT-060, the Company believes that AMT-061 administered at a dose of 2 x 1013 gc/kg may lead to mean FIX activity of approximately 30 to 50 percent of normal.

•                                          The study also examined toxicology of AMT-061, including liver enzyme activity, coagulation biomarkers and other safety parameters.  Data from the study demonstrated that AMT-061 was well-tolerated with no evidence of any significant toxicological findings.  There was no increased thrombin generation or increased fibrin formation or degradation detected during the six months of follow-up.  No increase in immunogenicity is expected with AMT-061, as there are no changes in the AAV5 capsid.

AMT-061 Continues to Leverage AAV5’s Favorable Tolerability and Immunogenicity Results

•                                          AAV5-based gene therapies have been demonstrated to be generally safe and well-tolerated in a multitude of clinical trials, including three Company trials conducted in 22 patients in hemophilia B and other indications.

•                                          In contrast to data reported using other AAV capsids delivered systemically via IV infusion, no patient treated in clinical trials with the Company’s AAV5 gene therapies has experienced any confirmed, T-cell-mediated immune response to the capsid or material loss of FIX activity.

•                                          An independent clinical trial has demonstrated that AAV5 has the lowest prevalence of preexisting neutralizing antibodies (“NAb”) compared to other AAV vectors.  Data from the Phase I/II study of AMT-060 also demonstrated clinical proof-of-concept in the presence of preexisting NAb to AAV5, suggesting that all, or nearly all hemophilia B patients may be eligible for treatment with AMT-061.

Commercial-scale, GMP Manufacturing of AMT-061 Clinical Material Underway

•                                          The Company has initiated production of multiple clinical-grade batches of AMT-061 in its state-of-the-art Lexington, MA manufacturing facility. Material is being produced at commercial scale and utilizing current Good Manufacturing Practices (“cGMP”).  The Company expects to begin releasing product for the pivotal trial by the first quarter of 2018.  The manufacturing process, controls and methods utilized for AMT-061 are consistent to those previously used for AMT-060.

•                                          The Company has achieved alignment with the FDA and EMA on its plan to establish comparability between AMT-061 and AMT-060.  The Company expects to complete its ongoing comparability analysis and plans to submit the data to the agencies for review in the first quarter of 2018. Data reviewed to date support comparability between AMT-061 and AMT-060.

Exclusive Patent Covers the Use of Padua in Gene Therapy for Hemophilia B

•                                          In a separate press release, the Company today announced that it has acquired a patent family that broadly covers the FIX-Padua variant and its use in gene therapy for the treatment of coagulopathies, including hemophilia B. This family includes a patent issued in the United States, as well as pending patent applications in Europe and Canada.  The Company recently filed divisional patent applications that would further strengthen its intellectual property position related to the FIX-Padua variant.

•                                          The patent family was acquired from Professor Paolo Simioni, a renowned hemophilia expert at the University of Padua, Italy, who is widely recognized as the first to identify the mutation. Professor Simioni is serving as an advisor and consultant exclusively to the Company for the development of gene therapy products using his invention.  He is expected to assist the Company in its discussions with regulators, investigators and key opinion leaders throughout the clinical development of AMT-061.

The press release announcing progress with the hemophilia B gene therapy program is being furnished herewith as exhibit to this Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall expressly set forth by specific reference in such filing.

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits

10.1*	Assignment and License Agreement dated April 17, 2017 between Professor Paolo Simioni and uniQure biopharma B.V.
99.1	Press Release of uniQure N.V. dated October 19, 2017 announcing progress with hemophilia B gene therapy program
99.2

Press Release of uniQure N.V. dated October 19, 2017 announcing the strengthening of the Company’s intellectual property portfolio with the Company’s acquisition of patent family providing broad protection of the hyperactive Padua variant of Factor IX (FIX-Padua)

* Confidential treatment has been requested for certain information contained in this Exhibit (indicated by double asterisks). Such information has been omitted and filed separately with the SEC.

EXHIBIT INDEX

10.1*	Assignment and License Agreement dated April 17, 2017 between Professor Paolo Simioni and uniQure biopharma B.V.
99.1	Press Release of uniQure N.V. dated October 19, 2017 announcing progress with hemophilia B gene therapy program
99.2

Press Release of uniQure N.V. dated October 19, 2017 announcing the strengthening of the Company’s intellectual property portfolio with the Company’s acquisition of patent family providing broad protection of the hyperactive Padua variant of Factor IX (FIX-Padua)

* Confidential treatment has been requested for certain information contained in this Exhibit (indicated by double asterisks). Such information has been omitted and filed separately with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNIQURE N.V.

Date: October 19, 2017	By:	/S/ MATTHEW KAPUSTA
Matthew Kapusta
Chief Executive Officer